Exhibit 5.1

February 16, 2021

Advent Technologies Holdings, Inc.
200 Clarendon Street
Boston, MA 02116

Re:  Registration of Securities by Advent Technologies Holdings, Inc.

Ladies and Gentlemen:

We have acted as counsel to Advent Technologies Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”) filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act and the offer and sale from time to time pursuant to Rule 415 under the Securities Act of:

(i) the issuance of up to 22,052,077 shares (the “Public Warrant Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) upon the exercise of certain outstanding warrants that were previously issued by the Company in a transaction registered with the Commission (the “Public Warrants”);

(ii) the issuance of up to 4,340,278 shares (the “Private Warrant Shares” and collectively with the Public Warrant Shares, the “Warrant Shares”) of Common Stock upon the exercise of certain outstanding warrants (the “Private Warrants” and collectively with the Public Warrants, the “Warrants”;

(iii) the resale of up to 4,340,278 Private Warrants (the “Resale Warrants”); and

(iv) the resale of up to 23,210,601 shares of Common Stock (including up to 4,340,278 Private Warrant Shares) (the “Selling Securityholder Shares”).

All of the Resale Warrants and the Selling Securityholder Shares are being registered on behalf of certain selling securityholders of the Company.  The Warrants were issued pursuant to a Warrant Agreement, dated November 15, 2018, between the Company and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (“Warrant Agreement”).

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With respect to the Warrants and the Warrant Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Common Stock, future issuances of securities of the Company, including the Warrant Shares, antidilution adjustments to outstanding securities of the Company, including the Warrants, may cause the Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued. Further, we have assumed the Exercise Price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of the shares of Common Stock.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law and, solely with respect to our opinion in numbered paragraph 1 below, the laws of the State of New York.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations set forth below, we are of the opinion that:

1.
The Resale Warrants to be sold by the Selling Securityholders pursuant to the Registration Statement constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

2.	The Warrant Shares, when issued and paid for upon exercise of the applicable Warrant in accordance with the terms of the applicable Warrant, will be validly issued, fully paid and nonassessable.

3.
The Selling Securityholder Shares have been duly authorized and are or, in the case of the Private Warrant Shares when issued and paid for upon exercise of the applicable Private Warrant, in accordance with the terms thereof, will be, validly issued, fully paid and nonassessable.

The opinions set forth above are subject to (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the rights and remedies of creditors generally and (b) general principles of equity.

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We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Ropes & Gray LLP Ropes & Gray LLP